Exhibit (10)(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports: (1) dated April 24, 2020, with respect to the statutory-basis financial statements of Modern Woodmen of America, and (2) dated April 24, 2020, with respect to the financial statements of the subaccounts of Modern Woodmen of America Variable Annuity Account, incorporated by reference in Post-Effective Amendment No. 25 to the Registration Statement (Form N-4 No. 333-63972) under the Securities Act of 1933, and related Prospectus of Modern Woodmen of America Variable Annuity  Account.

/s/ Ernst & Young LLP

Des Moines, Iowa

November 23, 2020